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                                                                    Exhibit 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
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

                                                                                                          Six Months Ended
                                                               Year Ended May 31,                           November 30,
                                             -------------------------------------------------------    --------------------
                                               1990       1991        1992        1993        1994        1994        1993
                                             --------   --------   ---------    --------    --------    --------    --------
                                                          (In thousands, except ratios)

Earnings:
  Income (loss) before income taxes. . . .   $218,423   $ 40,942   $(146,828)   $203,576    $378,462    $258,387    $171,374
  Add back: Interest expense, net of
              capitalized interest . . . .    199,237    196,982     176,321     168,762     152,170      71,692      78,145
            Amortization of debt
              issuance costs . . . . . . .      2,989      1,634       2,570       4,906       2,860       1,327       1,504
            Portion of rent expense
              representative of
              interest factor. . . . . . .    248,830    292,840     299,012     262,724     285,261     155,701     136,005
                                             --------   --------    --------    --------    --------    --------    --------

  Earnings as adjusted . . . . . . . . . .   $669,479   $532,398   $ 331,075    $639,968    $818,753    $487,107    $387,028
                                             --------   --------    --------    --------    --------    --------    --------
                                             --------   --------    --------    --------    --------    --------    --------

Fixed Charges:
  Interest expense, net of
    capitalized interest . . . . . . . . .   $199,237   $196,982   $ 176,321    $168,762    $152,170    $ 71,692    $ 78,145
  Capitalized interest . . . . . . . . . .     16,986     35,442      26,603      31,256      29,738      11,970      16,311
  Amortization of debt issuance costs. . .      2,989      1,634       2,570       4,906       2,860       1,327       1,504
  Portion of rent expense
    representative of interest factor. . .    248,830    292,840     299,012     262,724     285,261     155,701     136,005
                                             --------   --------    --------    --------    --------    --------    --------

                                             $468,042   $526,898    $504,506    $467,648    $470,029    $240,690    $231,965
                                             --------   --------    --------    --------    --------    --------    --------
                                             --------   --------    --------    --------    --------    --------    --------

  Ratio of Earnings to Fixed Charges . . .        1.4        1.0       (A)           1.4         1.7         2.0         1.7
                                             --------   --------    --------    --------    --------    --------    --------
                                             --------   --------    --------    --------    --------    --------    --------

(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.

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